UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

VISTAPRINT LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 27, 2007

Dear Fellow Shareholder:

I am pleased to invite you to attend the 2007 Annual General Meeting of Shareholders of VistaPrint Limited to be held on Friday, November 2, 2007 at the offices of Appleby, Canon’s Court, 22 Victoria Street, Hamilton, Bermuda. The Annual General Meeting will commence at 12:00 pm (Atlantic Daylight Time).

At the annual meeting, we expect to consider and act upon the following matters:

(1)	To elect two members to our Board of Directors to serve as Class II directors for a term of three years;

(2)	To ratify and approve the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2008; and

(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Details regarding admission to the meeting and the business to be conducted at the meeting are more fully described in the accompanying Notice of Annual General Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. Voting by proxy will ensure your representation at the Annual General Meeting if you do not attend in person. Please review the instructions on the enclosed proxy card regarding each of your voting options.

Thank you for your ongoing support of and continued interest in VistaPrint.

Sincerely,

ROBERT S. KEANE

President, Chief Executive Officer and

Chairman of the Board

VISTAPRINT LIMITED

Canon’s Court

22 Victoria Street

Hamilton, HM 12

Bermuda

NOTICE OF 2007 ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held On November 2, 2007

The 2007 Annual General Meeting of Shareholders of VistaPrint Limited, which is referred to herein as the annual meeting or the meeting, will be held on Friday, November 2, 2007, at the offices of Appleby, Canon’s Court, 22 Victoria Street, Hamilton, Bermuda. The annual meeting will commence at 12:00 pm (Atlantic Daylight Time) and the following matters will be considered and acted upon at the annual meeting:

(1)	To elect two members to our Board of Directors to serve as Class II directors for a term of three years;

(2)	To ratify and approve the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2008; and

(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on September 14, 2007 are entitled to vote at the annual meeting. Your vote is important regardless of the number of shares you own. Whether you expect to attend the annual meeting or not, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided. You can also submit your proxy to vote your shares over the Internet or by telephone as provided in the instructions set forth on the proxy card. Your prompt response will ensure that your shares are represented at the annual meeting. You can change your vote and revoke your proxy at any time before the polls close at the annual meeting by following the procedures described in the accompanying proxy statement.

All shareholders are cordially invited to attend the annual meeting.

By order of the Board of Directors,

APPLEBY CORPORATE SERVICES (BERMUDA) LTD.

Assistant Secretary

Hamilton, Bermuda

September 27, 2007

VISTAPRINT LIMITED

Canon’s Court

22 Victoria Street

Hamilton, HM 12

Bermuda

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS

November 2, 2007

This proxy statement contains information about the 2007 Annual General Meeting of Shareholders of VistaPrint Limited, which we refer to in this proxy statement as the annual meeting or the meeting. The annual meeting will be held on Friday, November 2, 2007, at the offices of Appleby, Canon’s Court, 22 Victoria Street, Hamilton, Bermuda. The annual meeting will commence at 12:00 pm (Atlantic Daylight Time).

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of VistaPrint Limited, which is also referred to as VistaPrint or the Company in this proxy statement, for use at the annual meeting and at any adjournment of the annual meeting. All proxies will be voted in accordance with the instructions they contain. If no instruction is specified on a proxy, it will be voted in favor of the matters set forth in the notice of the annual meeting. A shareholder may revoke any proxy at any time before it is exercised by giving our Secretary written notice to that effect either before or at the annual meeting, signing and submitting another proxy with a later date or by attending the meeting in person and voting its shares.

Our Annual Report on Form 10-K for the fiscal year ended June 30, 2007 is being mailed to shareholders with the mailing of the Notice of Annual General Meeting and this proxy statement on or about September 27, 2007.

A copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2007 as filed with the United States Securities and Exchange Commission, except for exhibits, will be furnished without charge to any shareholder upon written request to VistaPrint Limited, c/o VistaPrint USA, Incorporated, Attention: Investor Relations, 95 Hayden Avenue, Lexington, MA 02421, USA.

INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will consider and act on the following matters:

1. To elect two members to our Board of Directors to serve as Class II directors for a term of three years.

2. To ratify and approve the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2008.

3. To transact such other business as may properly come before the annual meeting or any adjournment thereof.

Who can vote?

To be able to vote, you must have been a shareholder of record at the close of business on September 14, 2007. This date is the record date for the annual meeting.

Shareholders of record at the close of business on September 14, 2007 are entitled to vote on each proposal at the annual meeting. The number of outstanding common shares entitled to vote on each proposal at the meeting is 43,598,458.

How many votes do I have?

Each common share of VistaPrint that you owned on the record date entitles you to one vote on each matter that is voted on at the annual meeting.

Is my vote important?

Your vote is important regardless of how many common shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and submit your proxy so your vote is cast as soon as possible.

How do I vote?

You may deliver your proxy to vote your shares in one of the following ways or you may vote in person at the annual meeting.

You may submit your proxy to vote by mail. You may vote by completing and signing the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you mail. If you sign and return the proxy card, but do not give any instructions on a particular matter to be voted on as described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors. The Board of Directors recommends that you vote FOR Proposals 1 and 2.

You may submit your proxy to vote over the Internet. If you have Internet access, you may submit your proxy to vote your shares from any location in the world by following the “Submit Your Proxy to Vote-by-Internet” instructions set forth on the enclosed proxy card.

You may submit your proxy to vote by telephone. You may submit your proxy to vote your shares by telephone by following the “Submit Your Proxy to Vote-by-Telephone” instructions set forth on the enclosed proxy card.

You may vote in person. If you attend the meeting at either location set forth in the accompanying Notice of 2007 Annual General Meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting.

Can I change my vote after I have mailed my proxy card or after I have submitted my proxy to vote my shares over the Internet or by telephone?

Yes. You can revoke your proxy and change your vote at any time before the polls close at the meeting by doing any one of the following things:

•	signing and delivering another proxy with a later date to our Corporate Secretary at Canon’s Court, 22 Victoria Street, Hamilton, Bermuda;

•	submitting another proxy to vote with a later date over the Internet or by telephone;

•	giving our Secretary written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

If your shares are held in street name, you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the meeting on November 2, 2007. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

What constitutes a quorum?

In order for business to be conducted at the annual meeting with respect to a particular matter, a quorum must be present for that particular matter. For each of the proposals described in the accompanying Notice of 2007 Annual General Meeting, a quorum consists of at least two shareholders present in person or by proxy and holding or representing more than a majority of the outstanding shares entitled to vote, or at least 21,799,230 shares.

Common shares represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal to be voted upon) will be counted for the purpose of determining whether a quorum exists at the annual meeting for that proposal. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

For each of the proposals being considered at the annual meeting, approval of the proposal requires the affirmative vote of a simple majority of the votes cast. There is no cumulative voting in the election of directors.

The election of each director nominee will be considered and voted upon as a separate proposal. Abstentions and broker “non-votes” are not counted as votes cast and will not affect the voting results on any proposals. If the proposal for the election of a director nominee does not receive the required majority of the votes cast, then the director will not be elected and the position on the Board of Directors that would have been filled by the director nominee will become vacant. The Board of Directors has the ability to fill any vacancy upon the recommendation of its Nominating and Corporate Governance Committee.

How will votes be counted?

Each common share will be counted as one vote according to the instructions contained on a properly completed proxy, whether submitted by mail, over the Internet or by telephone, or on a ballot voted in person at the annual meeting. Shares will not be voted in favor of a proposal if either (1) the shareholder abstains from voting on a particular matter, or (2) the shares are broker non-votes.

Who will count the votes?

The votes will be counted, tabulated and certified by Broadridge. A representative of Appleby Management (Bermuda) Limited will serve as the scrutineer at the meeting.

Will my vote be kept confidential?

Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the Board of Directors. The scrutineer will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on your proxy card.

How does the Board of Directors recommend that I vote on the proposals?

The Board of Directors recommends that you vote:

FOR the election of Louis Page and Richard T. Riley to serve as Class II directors on the Board of Directors, each for a term of three years; and

FOR the ratification and approval of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2008.

Will any other business be conducted at the meeting or will other matters be voted on?

The Board of Directors does not know of any other matters that may come before the meeting. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement, whether you submit your proxy by mail, through the Internet or by telephone, will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Where can I find the voting results?

We will report the voting results in our quarterly report on Form 10-Q for the second quarter of fiscal 2008, which we expect to file with the Securities and Exchange Commission in February 2008.

How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2008 annual general meeting?

If you are interested in submitting a proposal for inclusion in the proxy statement for the 2008 annual general meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of

1934, or the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal intended for inclusion in the proxy statement for our 2008 Annual General Meeting of Shareholders at our registered offices in Hamilton, Bermuda as set forth below no later than June 1, 2008.

Bermuda law provides that shareholders who collectively hold at least 5% of the total voting rights of our outstanding common shares, or any group comprised of at least 100 or more registered shareholders, may require a proposal to be submitted to an annual general meeting of shareholders. Bermuda law generally requires that notice of such a proposal must be deposited at our registered office not less than six weeks before the date of the meeting.

Any proposals, nominations or notices should be sent to:

Secretary, VistaPrint Limited

Canon’s Court

22 Victoria Street

Hamilton, HM 12

Bermuda

With a copy to:

General Counsel

VistaPrint USA, Incorporated

95 Hayden Avenue

Lexington, MA 02421

USA

What are the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. We are initially soliciting these proxies by mail and e-mail, but our directors, officers and selected other employees may also solicit proxies by telephone, e-mail or by other means of communication without additional remuneration. Directors, officers and employees who help us in solicitation of proxies will not be specially compensated for those services, but they may be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their solicitation. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of our common shares that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

Will the 2007 financial statements be presented to the annual meeting?

Yes. At the annual meeting we will present the audited financial statements for the fiscal year ended June 30, 2007, as required by Bermuda law. Copies of these financial statements are included in our Annual Report on Form 10-K, which we are delivering to you with this proxy statement.

How can I obtain an Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended June 30, 2007 is available on our website at www.vistaprint.com. If you would like a copy of our Annual Report, we will send you one without exhibits at no charge. Please contact:

VistaPrint Limited

c/o VistaPrint USA, Incorporated

95 Hayden Avenue

Lexington, MA 02421

Email: investorrelations@vistaprint.com

Our website address is provided for convenience only. We are not including the information on our website, or any information which may be linked through our website, as a part of this proxy statement nor is it incorporated herein.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: VistaPrint Limited, c/o VistaPrint USA, Incorporated, Attention: Investor Relations Department, 95 Hayden Avenue, Lexington, MA 02421, 781-652-6480. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common shares as of August 31, 2007 by:

•	each shareholder we know to beneficially own more than 5% of our outstanding common shares;

•	each director;

•	each executive officer named in the Summary Compensation Table under the heading “Executive Compensation”; and

•	all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of Common Shares Beneficially Owned(2)	Percent of Common Shares Beneficially Owned(3)
Executive Officers and Directors
Entities affiliated with Janus Capital Management LLC(4)	4,372,691	10.0%
151 Detroit Street Denver, CO 80206
Entities affiliated with FMR Corp.(5)	4,241,704	9.7
82 Devonshire Street Boston, MA 02109
Entities affiliated with AXA Financial, Inc.(6)	3,441,288	7.9
1290 Avenue of the Americas New York, NY 10104
Executive Officers and Directors
Robert S. Keane(7)	3,198,767	7.2
Wendy Cebula	106,062	*
Anne Drapeau	78,395	*
Paul Flanagan(8)	—	*
Harpreet Grewal	47,500	*
Janet Holian(9)	53,249	*
Daniel Ciporin	20,731	*
John J. Gavin, Jr.	4,737	*
George Overholser	107,158	*
Louis Page(10)	362,431	*
Window to Wall Street 39 Cedar Hill Road Dover, MA 02030
Richard Riley	25,731	*
All executive officers and directors as a group (11 persons)	4,000,761	9.0

*	Less than 1%

(1)	Unless otherwise indicated, the address of each director and executive officer listed is c/o VistaPrint USA, Incorporated, 95 Hayden Avenue, Lexington, MA 02421.

(2)

For each person, the “Number of Shares Beneficially Owned” column may include common shares attributable to the person because of that person’s voting or investment power or other relationship. The number of common shares beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission, or SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days of the date established for the purpose of determining ownership, including through the exercise of share options. This includes the following number of common shares issuable upon vesting of restricted share units and upon exercise of outstanding share options which may be exercised on or before 60 days after August 31, 2007: Mr. Keane, 566,887 shares; Ms. Cebula, 70,062 shares; Ms. Drapeau, 78,395 shares; Mr. Grewal, 47,500 shares; Ms. Holian, 29,687 shares; Mr. Ciporin, 20,731 shares; Mr. Gavin, 4,737 shares, Mr. Overholser, 33,231 shares, Mr. Page, 731 shares, Mr. Riley, 25,731 shares; and all executive officers and directors as a group, 877,692 shares. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.

(3)	The percentage ownership for each shareholder on August 31, 2007 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) 43,582,957, the number of common shares outstanding on August 31, 2007, plus any shares issuable (including vested restricted share units and share options exercisable) within 60 days after August 31, 2007 by the shareholder.

(4)	The number of shares reflected as beneficially owned by Janus Capital Management LLC is based upon information provided in a Schedule 13G/A filed by Janus Capital Management LLC with the SEC on February 14, 2007.

(5)	The number of shares reflected as beneficially owned by FMR Corp. is based upon information provided in a Schedule 13G/A filed by FMR Corp. with the SEC on February 12, 2007.

(6)	The number of shares reflected as beneficially owned by AXA Financial, Inc. is based upon information provided in a Schedule 13G filed by AXA Financial, Inc. with the SEC on February 14, 2007.

(7)	Includes an aggregate of (i) 2,581,975 shares held by family trusts established for the benefit of Mr. Keane and/or members of his immediate family (the “Trusts”); (ii) 227,185 shares held jointly with Mr. Keane’s spouse; and (iii) 1,000 shares held by a charitable entity established by Mr. Keane and his spouse. Voting and investment power with respect to the common shares in the Trusts is held by trustees other than Mr. Keane or his spouse, who do not have such rights. Voting and investment power with respect to the shares held jointly by Mr. Keane and his spouse and by the charitable entity is shared by Mr. Keane and his spouse. Mr. Keane disclaims beneficial ownership of the shares held by the Trusts except to the extent of his pecuniary interest therein. Mr. Keane disclaims beneficial ownership of the shares held by the charitable entity.

(8)	Mr. Flanagan resigned from his employment with VistaPrint on July 3, 2006. The number of shares reflected as beneficially owned by Mr. Flanagan is based upon information obtained through Company records.

(9)	Includes 19,562 shares held by trusts established by Ms. Holian’s spouse. Ms. Holian disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.

(10)	Includes 357,700 shares held by Window to Wall Street Inc. and 4,000 shares held in custodial accounts for the benefit of Mr. Page’s minor children. Mr. Page is president of Window to Wall Street Inc. Mr. Page disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common shares to file with the SEC initial reports of ownership of our common shares and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on our review of copies of reports filed with the SEC and except as set forth in the above table, we do not believe that there are currently any beneficial owners of more than ten percent of our common shares.

Based solely on our review of copies of reports filed by our directors and executive officers with the SEC or written representations from such persons pursuant to Item 405 of Regulation S-K, we believe that during the fiscal year ended June 30, 2007, all filings required to be made by our directors and executive officers pursuant to Section 16(a) with respect to VistaPrint Limited securities were made in accordance with Section 16(a).

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. Our Board of Directors currently consists of six members, two of whom are Class I directors (with terms expiring at the 2009 annual general meeting), two of whom are Class II directors (with terms expiring at the annual general meeting), and two of whom are Class III directors (with terms expiring at the 2008 annual general meeting).

The Nominating and Corporate Governance Committee of the Board of Directors has recommended to the Board of Directors, and the Board of Directors has nominated, Louis Page and Richard T. Riley for election as Class II directors at the annual meeting. Messrs. Page and Riley currently serve as Class II directors. Mr. Page has been a director since September 2000 and Mr. Riley has been a director since February 2005.

The persons named in the enclosed proxy card will vote to elect Messrs. Page and Riley as Class II directors, unless you withhold authority to vote for the election of either or both nominees by marking the proxy card (whether executed by you or submitted through the Internet or by telephone) to that effect. Each of the nominees has indicated his willingness to serve if elected. However, if either or both of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our Board of Directors or our Board of Directors may reduce the number of directors.

The following paragraphs provide information as of the date of this proxy statement about each member of our Board of Directors, including the nominees for Class II directors. The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he serves as a director. Information about the number of common shares beneficially owned by each director appears under the heading “Security Ownership of Certain Beneficial Owners and Management.”

There are no family relationships among any of the directors and executive officers of VistaPrint. No arrangements or understandings exist between any director or any person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

Nominees for Class II Directors (Terms to Expire at the 2010 Annual General Meeting)

LOUIS PAGE, Director since September 2000

Mr. Page, age 41, has served as President and General Partner of Window to Wall Street Inc., a venture capital firm, since October 1995. Mr. Page is a chartered financial analyst.

RICHARD T. RILEY, Director since February 2005

Mr. Riley, age 51, has served as Chairman of the Board of Directors, Chief Executive Officer of Lojack Corporation, a publicly-traded corporation and provider of stolen vehicle recovery technology, since November 2006 and as President, Chief Operating Officer and as a member of the board of directors of Lojack Corporation from February 2005 through November 2006. From 1997 through 2004, Mr. Riley held a variety of positions with New England Business Service, Inc., a provider of products and services to small businesses, most recently serving as Chief Executive Officer, President, Chief Operating Officer and director. Mr. Riley is a certified public accountant.

Class I Directors (Terms Expire at the 2009 Annual General Meeting)

GEORGE OVERHOLSER, Director since July 2004

Mr. Overholser, age 47, has served as a Senior Vice President of North Hill Ventures, a venture capital firm, since founding the firm in 1999. Mr. Overholser presently serves as Founder and Managing Director of NFF

Capital Partners, an investment banking firm for nonprofit organizations. From 1994 to 1999, Mr. Overholser was Head of Strategy and New Business Development for Capital One, Inc., a company specializing in consumer lending.

JOHN J. GAVIN, Jr., Director since August 2006

Mr. Gavin, age 52, has served as Chief Financial Officer of BladeLogic, Inc., a provider of data center automation software, since January 2007. From May 2004 through December 2007, Mr. Gavin was Chief Financial Officer of Navisite, Inc., a provider of information technology hosting, outsourcing and professional services. From January 2002 to April 2004, Mr. Gavin was a private investor. From February 2000 through December 2001, Mr. Gavin served as the Senior Vice President and Chief Financial Officer of Cambridge Technology Partners, a consulting firm, which was acquired by Novell, Inc. Prior to his work at Cambridge Technology Partners, Mr. Gavin spent twelve years at Data General Corporation, a manufacturer of computing equipment, including serving as Vice President and Chief Financial Officer. Mr. Gavin also spent ten years at Price Waterhouse LLP, an accounting firm, in various accounting and audit positions including serving as Senior Manager in charge of multi-national audits. From October 2001 through April 2005, Mr. Gavin also served as a member of the board of directors and chairman of the audit committee of Ascential Software, a publicly-traded corporation and provider of integration software. Mr. Gavin is a certified public accountant.

Class III Directors (Terms Expire at the 2008 Annual General Meeting)

ROBERT S. KEANE, Director since January 1995

Mr. Keane, age 44, is the founder of VistaPrint and has served as our President and Chief Executive Officer and Chairman of our Board of Directors since he founded the Company in January 1995. From 1988 to 1994, Mr. Keane was an executive at Flex-Key Corporation, an OEM manufacturer of keyboards, displays and retail kiosks used for desktop publishing, most recently as General Manager.

DANIEL CIPORIN, Director since September 2005

Mr. Ciporin, age 49, has served as a Venture Partner at Canaan Partners, a venture capital firm, since March 2007. From January 1999 through June 2005, Mr Ciporin served as the Chief Executive Officer of Shopping.com Ltd., a publicly-traded comparison shopping service, and then as Chairman of Shopping.com Ltd. until its acquisition by Ebay in August 2005. From August 2005 to March 2007, Mr. Ciporin was self-employed. Prior to joining Shopping.com Ltd., Mr. Ciporin served as Senior Vice President of MasterCard International, a consumer credit company, responsible for global debit services. Mr. Ciporin is also a member of the board of directors of Primedia Inc., a target media company, and Corel Corporation, a computer software company.

The Board of Directors recommends that you vote FOR the election of Messrs. Page and Riley as Class II directors.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that VistaPrint is managed for the long-term benefit of its shareholders. The Board of Directors has adopted corporate governance guidelines to assist the Board of Directors in the exercise of its duties and responsibilities and to serve the best interests of our Company and our shareholders. These guidelines, which provide a framework for the conduct of the Board of Director’s business, provide, among other things, that:

•

the principal responsibility of the directors is to oversee our management, including, among other things, reviewing and approving fundamental operating, financial and other corporate plans, strategies and objectives, evaluating the performance of the Company and its executive officers and requiring, approving and implementing senior executive officer succession plans;

•	a majority of the members of the Board of Directors shall be independent directors;

•	the independent directors shall meet at least twice a year in executive session;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•	all directors are expected to participate in continuing director education on an ongoing basis; and

•

at least annually the Nominating and Corporate Governance Committee shall oversee a self-evaluation of the Board of Directors to determine whether the Board of Directors and its committees are functioning effectively.

You can access the current charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics at www.vistaprint.com or by writing to:

Investor Relations Department

VistaPrint USA, Incorporated

95 Hayden Avenue

Lexington, MA 02421

Email: investorrelations@vistaprint.com

Determination of Independence

Under Nasdaq rules, directors only qualify as “independent directors” if, in the opinion of our Board of Directors, they do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has determined that none of Daniel Ciporin, John J. Gavin, Jr., George Overholser, Louis Page or Richard Riley has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the Nasdaq Stock Market, Inc. Marketplace Rules.

Director Nomination Process

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board of Directors.

In considering whether to recommend any particular candidate for inclusion in the Board of Directors’ slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, absence of any conflicts of interest and the ability to act in the interests of all shareholders. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

Shareholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common shares for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, VistaPrint Limited, Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda, with a copy to General Counsel, VistaPrint USA, Incorporated, 95 Hayden Avenue, Lexington, MA 02421. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Board of Directors Meetings and Committees

The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board of Directors’ primary responsibility is to oversee the management of VistaPrint and, in so doing, serve the best interests of the Company. Subject to oversight by the Nominating and Corporate Governance Committee, the Board of Directors selects, evaluates and provides for the succession of executive officers and the Board of Directors nominates for election at annual general shareholder meetings individuals to serve as directors of VistaPrint and elects individuals to fill any vacancies on the Board of Directors to the extent not filled by shareholders in general meetings. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on VistaPrint. Management keeps the directors informed of Company activity through regular written reports and presentations at Board of Directors and committee meetings.

The Board of Directors met four times in person in fiscal 2007. During fiscal 2007, each of our directors who served as a director during fiscal 2007 attended 75% or more of the total number of meetings of the Board of Directors and the committees of which such director was a member during the period of time he served on such committee. The Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees. Each committee has a charter that has been approved by the Board of Directors. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. Mr. Keane is the only director who is an employee of VistaPrint and he does not participate in any meeting at which his compensation is evaluated. All members of all committees are non-employee directors and the Board of Directors has determined that all of the members of our three standing committees are independent as defined under the rules of the Nasdaq Global Market, and, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Our Board of Directors appoints, on a rotating basis, an independent director to serve as chairman of all executive sessions of the independent directors of the Company.

Our Corporate Governance Guidelines, which were adopted in connection with our initial public offering, set forth our policy that directors should attend annual general meetings of shareholders. All of our directors attended our 2006 annual general meeting of shareholders.

Audit Committee

The current members of our Audit Committee are Messrs. Gavin (Chair), Ciporin and Riley. Mr. Page served as Chairman of the Audit Committee from September 2000 until Mr. Gavin’s appointment to the Committee in August 2006. The Board of Directors has determined that Mr. Gavin qualifies as an “audit committee financial expert” under the rules of the SEC. The Audit Committee’s responsibilities include:

•	appointing our independent registered public accounting firm, subject to shareholder ratification and approval;

•	approving the compensation of, and assessing the independence of, our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including the receipt and consideration of certain reports from the firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	reviewing and approving all related party transactions;

•	in conjunction with our Chief Executive Officer, evaluating the performance of our Chief Financial Officer;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the Audit Committee report included in this proxy statement.

The Audit Committee met nine times during fiscal 2007.

Compensation Committee

The current members of the Compensation Committee are Messrs. Overholser and Page. The Compensation Committee’s responsibilities include:

•	reviewing and approving, or making recommendations to the Board of Directors with respect to, the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to the Board of Directors with respect to director compensation;

•	preparing the Compensation Committee report included in this proxy statement.

The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the headings “Compensation Committee Approach” and “Compensation of Directors.”

The Compensation Committee met seven times during fiscal 2007.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Messrs. Ciporin and Riley. The responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying individuals qualified to become Board of Directors members;

•	recommending to the Board of Directors the persons to be nominated for election as directors and to each of the Board of Directors’ Committees;

•	overseeing an annual review by the Board of Directors with respect to succession planning for the Chief Executive Officer and other executive officers;

•	reviewing the adequacy of out corporate governance guidelines; and

•	overseeing an annual evaluation of the Board of Directors.

The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.”

The Nominating and Corporate Governance Committee met four times during fiscal 2007.

Communicating with the Independent Directors

The Board of Directors will give appropriate attention to written communications that are submitted by shareholders, and will respond if and as appropriate. The Nominating and Corporate Governance Committee, with the assistance of the Company’s General Counsel, is primarily responsible for monitoring communications from shareholders and for providing copies or summaries to the other directors as its members consider appropriate.

Communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Nominating and Corporate Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which the Company may receive repetitive or duplicative communications.

Shareholders who wish to send communications on any topic to the Board of Directors should address such communications to:

Board of Directors

c/o Secretary

VistaPrint Limited

Canon’s Court

22 Victoria Street

Hamilton, HM 12

Bermuda

Report of the Audit Committee

The Audit Committee of the Board of Directors has furnished the following report:

The Audit Committee has reviewed VistaPrint’s audited consolidated financial statements for the fiscal year ended June 30, 2007 and has discussed these financial statements with VistaPrint’s management and independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, VistaPrint’s independent registered public accounting firm various communications that the independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards 61, as amended (Communication with Audit Committees).

The independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed with the independent registered public accounting firm its independence from VistaPrint. The Audit Committee also considered whether the provision of other, non-audit related services referred to under the heading “Independent Registered Public Accounting Firm Fees and Other Matters,” is compatible with maintaining the independence of our registered public accounting firm.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in VistaPrint’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007. The Audit Committee and Board of Directors also have appointed, subject to ratification and approval by the shareholders, Ernst & Young LLP as VistaPrint’s independent registered public accounting firm for the fiscal year ending June 30, 2008.

Audit Committee of the Board of Directors

John J. Gavin, Jr., Chairman

Daniel Ciporin

Richard J. Riley

Certain Relationships and Related Transactions

Investor Rights Agreement

Prior to our initial public offering in September 2005, we entered into a third amended and restated investor rights agreement with certain holders of our preferred and common shares. Upon the completion of the initial public offering, all of our outstanding preferred shares automatically converted into common shares. Pursuant to the terms of the third amended and restated investor rights agreement, holders of at least 40% of the common shares having registration rights may demand that we register all or a portion of their common shares having an aggregate offering price of at least $3,000,000 for sale under the Securities Act. We are required to effect only two of these registrations. In addition, various holders of the common shares having registration rights may, from time to time, make unlimited requests for us to effect a registration on Form S-3, or any successor form, of their common shares having an aggregate offering price of at least $1,000,000, provided that we may not be required to effect more than two of these registrations in any twelve month period.

In addition, if at any time after our initial public offering we register any common shares, either for our own account or for the account of other security holders, the holders of registration rights are entitled to notice of the registration and to include all or a portion of their common shares in the registration. The following related parties have, directly or indirectly, registration rights:

Number of Registrable Common Shares Held as of August 31, 2007
Robert Keane	2,809,160
Louis Page	361,700
George Overholser	73,927

The registrable common shares attributable to Robert Keane include an aggregate of 2,581,975 shares held by family trusts established for the benefit of Mr. Keane and/or members of his immediate family; and 227,185 shares held jointly with Mr. Keane’s spouse. The registrable common shares attributable to Louis Page include 357,700 shares held by Window to Wall Street Inc., of which Mr. Page is president, and 4,000 shares held in custodial accounts for the benefit of Mr. Page’s minor children.

Policies and Procedures for Related Party Transactions

In August 2007, our board of directors adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $25,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person.

Any related person transaction proposed to be entered into by us must be reported to our general counsel and will be reviewed and approved by the audit committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction, whenever practicable. If our general counsel determines that advance approval of a related person transaction is not practicable under the circumstances, the audit committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the audit committee, or at the next meeting following the date that the related person transaction comes to the attention of our general counsel. Our general counsel, however, may present a related person transaction arising in the time period between meetings of the audit committee to the chair of the audit committee, who will review and may approve the related person transaction, subject to ratification by the audit committee at the next meeting of the audit committee.

In addition, any related person transaction previously approved by the audit committee or otherwise already existing that is ongoing in nature will be reviewed by the audit committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the audit committee, if any, and that all required disclosures regarding the related person transaction are made.

Transactions involving compensation of executive officers will be reviewed and approved by the compensation committee in the manner specified in the charter of the compensation committee.

A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by the audit committee in accordance with the standards set forth in this policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee will review all relevant information available to it about the related person transaction. The audit committee may approve or ratify the related person transaction only if the audit committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. The audit committee may, in its sole discretion, impose conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

INFORMATION ABOUT EXECUTIVE OFFICERS

Background Information

Brief biographies of our executive officers as of September 27, 2007 follow. You will find information about their beneficial ownership of common shares on page 6 under the caption “Security Ownership of Certain Beneficial Owners and Management.”

Robert S. Keane President, Chief Executive Officer and Chairman	Mr. Keane is the founder of VistaPrint and has served as our President and Chief Executive Officer and Chairman of our Board of Directors since he founded the Company in January 1995. From 1988 to 1994, Mr. Keane was an executive at Flex-Key Corporation, an OEM manufacturer of keyboards, displays and retail kiosks used for desktop publishing, most recently as General Manager. Mr. Keane earned an A.B. in economics from Harvard College in 1985 and his M.B.A. from INSEAD in Fontainebleau, France in 1994. Mr. Keane is 44 years old.

Wendy Cebula Executive Vice President and Chief Operating Officer, VistaPrint USA, Incorporated	Ms. Cebula has served as Executive Vice President and Chief Operating Officer of VistaPrint USA, Incorporated, our wholly-owned subsidiary, since January 2007. From October 2002 to January 2007, Ms. Cebula served as our Chief Information Officer and in various other Vice President positions at VistaPrint USA, Incorporated. Before joining VistaPrint in October 2000, Ms. Cebula served as director of database marketing and analysis at MotherNature.com, an online provider of personal health care products. She also spent three years prior to that working in marketing analytics and management at Partner’s First, a direct to consumer financial services company. Ms. Cebula earned a B.S. degree in Finance at Rochester Institute of Technology. Ms. Cebula is 36 years old.

Anne S. Drapeau Executive Vice President and Chief People Officer, VistaPrint USA, Incorporated	Ms. Drapeau has served as Executive Vice President and Chief People Officer of VistaPrint USA, Incorporated since September 2005. From March 1997 to August 2005, Ms. Drapeau held various management positions at Digitas, Inc., a marketing and technology professional services firm, most recently serving as Executive Vice President and Chief People Officer. Before joining Digitas, Ms. Drapeau held a variety of strategy and management positions at FTD, Inc., PepsiCo, Inc. and JP Morgan. Ms. Drapeau earned a B.S. in chemical engineering from Bucknell University in 1988 and an M.B.A. from the Amos Tuck School at Dartmouth College in 1992. Ms. Drapeau is 41 years old.

Harpreet Grewal Executive Vice President and Chief Financial Officer, VistaPrint USA, Incorporated	Mr. Grewal has served as Executive Vice President and Chief Financial Officer of VistaPrint USA, Incorporated since October 2006. From August 2002 to September 2006, Mr. Grewal was Chief Financial Officer of Goldensource Corporation, a provider of enterprise data management solutions. Prior to joining Goldensource, from July 1999 to August 2002, Mr. Grewal was Chief Financial Officer of eGain Communications, a provider of customer service and contact center software. From 1996 to 1999, Mr. Grewal held a number of finance positions at PepsiCo, Inc. Mr. Grewal earned a B.A. in economics from the University of California – Berkley in 1988 and an M.A. in international relations from John Hopkins University in 1994. Mr. Grewal is 41 years old.

Janet Holian Executive Vice President and Chief Marketing Officer, VistaPrint USA, Incorporated	Ms. Holian has served as Executive Vice President and Chief Marketing Officer of VistaPrint USA, Incorporated since July 2000. From January 1999 to June 2000, Ms. Holian served as Vice President, Corporate Marketing at Andover.Net, a Linux and Open Source technology portal. Prior to joining Andover.Net, Ms. Holian held the positions of Vice President of Marketing at PersonalAudio, Inc. and Director of Worldwide Marketing at MicroTouch Systems Inc. Ms. Holian earned her B.A. in economics and business from Westfield State College in 1981 and completed the Tuck Executive Program at the Amos Tuck School of Business at Dartmouth College in 1995. Ms. Holian is 47 years old.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Context

Our success is dependent on our ability to attract and retain top talent, and to motivate that talent to achieve outstanding short and long term performance. We seek to build a strong leadership team that shares a common vision for our future, that is capable of leading the organization to achieve aggressive financial and operational targets, and that will identify and execute opportunities to profitably expand our business.

Our Compensation Committee is responsible for establishing the compensation and perquisites of our executive officers, including the executives identified in the Summary Compensation table on page 22, whom we refer to as our named executive officers. The Compensation Committee currently consists of George Overholser and Louis Page, both of whom constitute “independent directors” as defined under NASDAQ rules. The Compensation Committee carries out its responsibilities as defined by the Compensation Committee charter adopted by the Board of Directors. The Compensation Committee charter is available on our website at www.vistaprint.com under the heading “Investor Relations.” The Compensation Committee establishes VistaPrint’s compensation philosophy and programs and exercises oversight with respect to the payment of annual salaries, bonuses, equity-based compensation and benefits to directors and executive officers.

Compensation Philosophy, Guiding Principals and Background

The Company’s compensation philosophy is based on the following guiding principles:

•	Enable us to attract and retain superior talent.

•	Provide desirable incentives to motivate people toward their highest performance.

•

Reward extraordinary performance with compensation that is correspondingly significantly above peer averages. Conversely, provide mechanisms that result in compensation below peer averages in the absence of extraordinary performance.

•	Promote fair and equitable treatment relative to rewards, considering both internal and external comparisons.

•	Link the amount of at-risk compensation and an individual’s ability to influence performance outcomes.

•	Seek to minimize implementation expense and maximize simplicity of compensation programs where possible, while not significantly compromising other guiding principles of our compensation philosophy.

•	Evaluate and refine all compensation programs in light of the company’s strategic direction and life-cycle stage, the practices of peers and the overall affordability of compensation packages.

Compensation Committee Approach

Each year, the Compensation Committee conducts a review of our executive compensation program, which includes a review and detailed competitive analysis performed by an independent compensation consultant. The Compensation Committee initially engaged the firm of Pearl Meyer & Partners to serve as a compensation consultant in fiscal year 2006. The Compensation Committee managed Pearl Meyer’s proposal and statements of work directly in fiscal 2007. Pearl Meyer was charged with, among other things, conducting the competitive assessment of our executive compensation package. Pearl Meyer conducted detailed interviews with the Compensation Committee, the CEO, the executive team, and key leaders in our finance, human resources and legal organizations to gather historical data and insight into our compensation practices.

In its fiscal year 2007 review, Pearl Meyer analyzed base salary, target total cash compensation, actual total cash compensation, long-term incentive compensation, target total direct compensation and actual total direct compensation of the named executive officers as compared to two peer groups of companies. This “primary”

comparison peer group consisted of publicly traded firms based upon annual revenue, industry, rate of growth, and market capitalization comparable to those of VistaPrint at the time of review. The Compensation Committee also analyzed and reviewed the results of a second, “aspirational” comparison peer group in order to understand the compensation practices of companies that may in the future be comparable if we continued to experience significant growth. The Compensation Committee considered the findings and recommendations of Pearl Meyer as it determined named executive officer compensation for fiscal 2007 and based its determination of compensation packages upon the review of the primary peer group of similar sized firms. The Compensation Committee believes that our executive compensation program provides an overall level of compensation that is competitive with the level of compensation of companies of similar size, complexity, revenue and growth potential, and that the executive compensation program also reflects the desired caliber, level of experience and performance of our executive team.

Compensation Components for Executives

The principal elements of our executive compensation program for named executive officers consist of base salary, cash bonus, non-qualified share options and restricted share units. Named executive officers also participate in the standard health and welfare benefits applicable to all of our employees, including matching contributions to a defined contribution (401(k)) retirement plan, health insurance benefits, and contributions toward life and disability insurance premiums. We also reimburse the CEO for the expense of an executive level health club membership.

The Compensation Committee has established a “pay-for-performance” model for our named executive officers. Target cash compensation (base salary plus target cash bonus) approximates the 30th to 40th percentiles of the primary peer group. If the established quarterly and annual targets are exceeded, actual cash compensation (base salary plus actual cash bonus) can approach the 45th to 55th percentile of this peer group. Total direct compensation levels (base salary plus target cash bonus plus target annual equity incentives), target the 70th to 80th percentiles of the peer group. Outstanding long term performance could result in actual compensation in the 90th percentile or above.

Cash Compensation

Base Salary

The Compensation Committee established base salary compensation levels for named executive officers based on external market data and overall compensation philosophy. To establish base salaries for fiscal 2007, the Committee reviewed Pearl Meyer’s recommendations with respect to the salary compensation of officers with comparable qualifications, experience and responsibilities at companies in the primary peer group. The Committee set the CEO’s base salary based on its analysis of the primary peer group data. The Committee also reviewed peer data for base salary levels for each of the executive officers. The Committee has chosen to take an egalitarian approach to setting the cash compensation levels for the named executive officers directly reporting to the CEO, such that all named executive officers receive the same base salary. This approach was chosen for several reasons: to create a sense of team, to demonstrate that we value the contribution of each of our executive leaders, and for simplicity.

Incentive Bonuses

The cash incentive bonus plan is designed to reward executives for the achievement of quarterly and annual financial goals, specifically, revenue growth and earnings per share growth. Revenue growth and earnings per share growth targets are set annually as part of our comprehensive strategic planning and budgeting process. The Compensation Committee believes the goals are highly challenging yet achievable. Target bonus levels are set by the Compensation Committee based on analysis of primary peer group data and based on our pay-for-performance philosophy. Bonuses are based 50% on the achievement of target revenue growth and 50% based on the achievement of earnings per share growth. The plan allows for a maximum payout of 250% of the target bonus if both revenue growth and earning per share growth (excluding share-based compensation) targets are exceeded by significant margins. If either revenue growth or earnings per share performance falls short of target levels by a determined margin, the actual bonus payout is zero. Although each executive officer is eligible to receive an award under the plan, the granting of the awards to any individual or the officers as a group is entirely at the discretion of our Compensation Committee.

As with base salary levels, named executive officers directly reporting to the CEO have the same target cash bonus levels and their performance measures are the same, which results in identical actual payouts for each named executive officer other than the CEO. This approach is intended to align executive compensation for named executive officers with the same financial goals and to promote teamwork.

Equity-Based Compensation

Overview and Background

The equity award program is the primary vehicle for offering long-term incentives and is a key retention tool. We currently use two equity-based compensation vehicles: time-based vesting share options and time-based vesting restricted share units. In general, grants made to named executive officers are in the form of share options. The Committee believes that granting share options is the best way to motivate the named executive officers to manage the company in a manner that is consistent with our long term interests and those of our shareholders, as share options will generate returns for executives only if our share price increases. However, because of the change to the accounting treatment of share-based compensation that resulted in all share option grants made after July 1, 2005 bearing non-cash compensation charge and because the Compensation Committee believes it is important to use compensation vehicles that are most valued by employees, the Compensation Committee also may grant restricted share units to named executive officers.

Executives and employees may be granted equity compensation both at the time of hire and annually as part of a retention grant program. In fiscal 2007, named executive officers received share options as part of the annual retention program. New executive hires are generally offered a mix of both share options and restricted share units at the time of hire. The Compensation Committee has determined that all non-executive employees are eligible to receive restricted share units at the time of hire. Non-executive employees are also eligible to receive additional restricted share unit grants as part of the annual retention grant program.

While share prices may reflect corporate performance over the long-term, the Compensation Committee recognizes that other factors, such as general economic conditions and varying attitudes among investors toward the stock market, in general, and specific industries and/or companies in particular, may significantly affect share prices at any point in time. Accordingly, the annual base salary and cash bonus components of the executive compensation program emphasize current company performance and the realization of defined financial objectives that are independent of short-term fluctuations in share price, which may be affected by general stock market conditions and other factors beyond the control of our named executive officers.

Share Awards Granted

Share Options for Executives

Equity compensation is a significant portion of each named executive officer’s total direct compensation package. Share options are granted to our named executive officers based on assessment of past performance, the importance of retaining their services, the potential for their performance to help us attain long-term goals, and competitive peer group data. The Compensation Committee worked with Pearl Meyer to analyze the competitive practices of the primary peer group to determine individual share option awards. Share options are granted with an exercise price equal to the closing price of the Company’s common shares on the date of grant and vest ratably over a four year period.

Restricted Share Units for Employees

The framework for providing restricted share units to employees follows a similar methodology to share option grants to executives and is based upon market practices for our industry, size and geographic locations. Time-vested restricted share units are intended to align the employees’ interests with those of our shareholders and serve as a retention tool. The restricted unit awards vest ratably over a four year period.

Timing of Grants

Share option awards to our named executive officers are granted annually in conjunction with the review of their individual performance and the independent consultant’s compensation study. The intent is to conduct this review at the regularly scheduled meeting of the Compensation Committee, held in conjunction with the quarterly Board of Directors meeting in April or May of each year. Fiscal 2007 grants were made at the May 2007 Compensation Committee meeting and future annual grants are expected to be made in April or May of the given fiscal year. Restricted share unit grants to non-executive employees typically are made during the company performance review cycle which concludes in April each year.

Employee Benefit Programs

The Compensation Committee has specifically chosen to provide named executive officers with the same health and welfare benefits provided to other US-based employees. The Compensation Committee believes that all US-based employees should have access to similar levels of health and welfare benefits. Participation in the plans offered requires employee contributions at an industry standard or better rate. As such, executives have the opportunity to participate in our medical, dental, vision, and disability plans. Additionally, they are also offered the same flexible spending accounts, group life and accidental death and dismemberment insurance as those offered to all employees. They may also participate in the 401(k) plan which provides a company match of up to 50% on the first 6% of the participant’s annual salary that is contributed, with company matching contributions vesting ratably over a four year period.

Miscellaneous Benefits

In July 2006, we agreed to reimburse Mr. Grewal for certain actual and reasonable out-of-pocket costs related to his relocation to Massachusetts, including travel, temporary housing, movement of household goods, and incidentals relating to his move.

Perquisites

Executives generally are not entitled to benefits that are not otherwise available to all employees. In fiscal 2007 the only perquisite offered to our named executive officers was reimbursement for health club membership fees for the CEO. This perquisite historically has been granted to the CEO for many years and the cost of this benefit constitutes an extremely small percentage of the CEO’s total compensation.

Executive Retention and Other Agreements

We have entered into executive retention agreements with each of:

•	Robert S. Keane, President and Chief Executive Officer;

•	Anne S. Drapeau, Executive Vice President and Chief People Officer;

•	Harpreet Grewal, Executive Vice President and Chief Financial Officer;

•	Janet Holian, Executive Vice President and Chief Marketing Officer; and

•	Wendy Cebula, Executive Vice President and Chief Operating Officer.

Mr. Keane’s executive retention agreement provides that, in the event his employment is terminated by us without cause, as defined in his executive retention agreement, or he terminates his employment for good reason, as defined in his executive retention agreement, he will receive severance payments equal to one year’s salary and bonus, based upon the highest annual salary and bonus paid or payable to Mr. Keane during the five-year period prior to his termination, and all other employment related benefits for one year following such termination. Mr. Keane’s executive retention agreement also provides that, upon a change of control, as defined in the executive retention agreement, all share awards granted to Mr. Keane will accelerate and become fully vested and, if Mr. Keane’s employment is subsequently terminated following the change of control by the successor company without cause or Mr. Keane terminates his employment for good reason, he will have one year from the date of termination in which to exercise certain of the unexercised options he holds. In addition, if Mr. Keane is required to pay any excise tax as a result of certain compensation payments made to him, or benefits obtained by him (such as the acceleration of options), contingent upon a change in ownership or control of VistaPrint under Section 280G of the Internal Revenue Code of 1986, as amended, we are required to pay him an amount, referred to as a gross-up payment, equal to the amount of such excise tax plus any additional taxes attributable to such gross-up payment.

The executive retention agreements with Mr. Grewal, Ms. Holian, Ms. Drapeau and Ms. Cebula provide that, in the event the executive’s employment is terminated by us without cause, as defined in the executive retention agreements, or by the executive for good reason, as defined in the executive retention agreements, prior to a change of control, as defined in the executive retention agreements, the executive will receive severance payments equal to six months’ salary and bonus, based upon the highest annual salary and bonus paid or payable to the executive during the five-year period prior to termination, and all other employment related benefits for six months following such termination. These executive retention agreements also provide that, upon a change of control of the company, all share awards granted to the executive will accelerate and become fully vested. In addition, if the executive’s employment is terminated by the successor company following the change of control without cause or by the executive for good reason, the severance payment to the executive is increased to one year’s salary and bonus and benefit continuation, and the executive will have one year from the date of termination to exercise certain of the unexercised options he or she holds. In addition, if the executive is required to pay any excise tax as a result of certain compensation payments made to the executive, or benefits obtained by the executive (such as the acceleration of options), contingent upon a change in ownership or control of VistaPrint under Section 280G of the Internal Revenue Code of 1986, as amended, we are required to pay the executive an amount, referred to as a gross-up payment, equal to the amount of such excise tax plus any additional taxes attributable to such gross-up payment.

The following table sets forth estimated compensation that would have been payable to our named executive officers as severance or upon a change of control of VistaPrint under three alternative scenarios, assuming the termination triggering a severance payment or change in control took place on June 30, 2007.

Name	Cash Payment ($)(1)	Accelerated Vesting of Stock Awards ($)(2)	Accelerated Vesting of Restricted Stock ($)(3)	Welfare Benefits ($)(4)	Tax Gross Up Payment ($)(5)	Total ($)
Robert S. Keane
• Termination Without Cause or With Good Reason prior to Change of Control	900,010	—	—	18,508	—	918,518
• Change of Control only	—	12,081,412	—	—	18,896,567	30,977,979
• Change of Control w/ Termination Without Cause or with Good Reason	900,010	12,081,412	—	18,508	18,896,567	31,896,497
Harpreet Grewal
• Termination Without Cause or With Good Reason prior to Change of Control	191,271	—	—	9,121	—	200,392
• Change of Control only	—	664,088	3,825,000	—	7,021,394	11,510,482
• Change of Control w/ Termination Without Cause or With Good Reason	382,542	664,088	3,825,000	18,241	7,021,394	11,911,265
Wendy Cebula
• Termination Without Cause or With Good Reason prior to Change of Control	222,737	—	—	8,305	—	231,042
• Change of Control only	—	3,050,849	—	—	4,771,841	7,822,690
• Change of Control w/ Termination Without Cause or With Good Reason	445,473	3,050,849	—	16,609	4,771,841	8,284,772
Anne Drapeau
• Termination Without Cause or With Good Reason prior to Change of Control	255,028	—	—	1,617	—	256,645
• Change of Control only	—	3,469,132	—	—	5,426,078	8,895,210
• Change of Control w/ Termination Without Cause or With Good Reason	510,056	3,469,132	—	3,234	5,426,078	9,408,500
Janet Holian
• Termination Without Cause or With Good Reason prior to Change of Control	255,028	—	—	5,764	—	260,792
• Change of Control only	—	6,546,899	—	—	10,240,022	16,786,921
• Change of Control w/ Termination Without Cause or With Good Reason	510,056	6,546,899	—	11,528	10,240,022	17,308,505

(1)	Amounts in this column reflect salary and bonus earned as of June 30, 2007.
(2)	Amounts in this column represent the value of stock options upon the applicable triggering event described in the first column. The value of stock options is based on the difference between the exercise price of the options and $38.25, which was the closing price of our common shares on the last trading day of fiscal 2007, June 29, 2007.
(3)	Amounts in this column represent the value of stock options and restricted share units upon the applicable triggering event described in the first column, based on a closing price of $38.25 on the last trading day of fiscal 2007, June 29, 2007.
(4)	Amounts reported in this column represent the estimated cost of providing employment related benefits during the agreement period.
(5)	This estimate is based on assumed values in the table.

Each executive officer has signed nondisclosure, invention assignment and non-competition and non-solicitation agreements providing for the protection of our confidential information and ownership of intellectual property developed by such executive officer and post-employment non-compete and non-solicitation provisions.

We have also entered into indemnification agreements with Mr. Grewal, Ms. Holian, Ms. Drapeau and Ms. Cebula, which provide such executive with indemnification comparable to that provided under our Amended and Restated Bye-Laws.

Transition Agr eement

In January 2006, we entered into a transition agreement with Paul Flanagan, who was at that time serving as our Chief Financial Officer. Under the terms of the transition agreement, Mr. Flanagan agreed to remain employed by us until at least June 30, 2006. Thereafter, either Mr. Flanagan or VistaPrint could terminate Mr. Flanagan’s employment and, upon such termination, Mr. Flanagan would be entitled to receive severance benefits equal to six months’ base salary, at the greater of his then current base salary or his base salary for any prior year during which he was employed, 50% of the greater of the bonus payable to him for the year of his termination or that had been paid to him during any prior fiscal during which he was employed, and six months of benefit continuation.

In accordance with the terms of the Transition Agreement, Mr. Flanagan’s employment was terminated on July 3, 2006. He continued to provide consulting services to VistaPrint through January 1, 2007. Mr. Flanagan was paid $225,000, the cash component of the severance benefits in accordance with the terms of the Transition Agreement.

Share options granted to Mr. Flanagan in May 2005 for 350,000 options continued to vest through January 1, 2007 in accordance with the vesting schedules set forth in such options. In addition, in accordance with the terms of the Transition Agreement, as a result of the termination of Mr. Flanagan’s employment, the unvested portion of the February 2004 share option grant for an aggregate of 300,000 shares became exercisable in full on January 1, 2007. For the year ended June 30, 2006, we recorded a share-based compensation charge of $3,237,000 related to this modification of the terms of the February 2004 share option grant.

The Role of Company Executives in the Compensation Process

Although the compensation process is managed and driven and decisions are made by the Compensation Committee, the views of certain executive officers are taken into account in connection with setting the compensation of other executive officers. The CEO makes initial recommendations with respect to executive officers other than himself. Executive officers may also participate in the preparation of materials requested by the Compensation Committee for use and consideration at Compensation Committee meetings.

Chief Executive Officer Compensat ion

Mr. Keane’s compensation as CEO was set through the process described above. The criteria that the Compensation Committee took into account included leadership of the Company, maintenance of business ethics and effective governance, our revenue and profit growth, strategic planning and new product development and enhancement of shareholder value. The CEO’s base salary was set at $337,100 annually commencing July 1, 2006. The Compensation Committee set the CEO’s target bonus opportunity at 73% of base salary for fiscal 2007.

The Compensation Committee reviews the CEO’s total compensation package on an annual basis and analyzes it in view of competitive data provided by the independent compensation consultant as described above and our performance for the fiscal year.

Share Owner ship Guidelines

We do not require but encourage our named executive officers and directors to own our common shares.

Repo rt of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommended to the Board of Directors and the Board of Directors has agreed that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the

Board of Directors of VistaPrint Limited

George Overholser

Louis Page

SUM MARY COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation earned in the last fiscal year by:

(i)	all individuals serving as our principal executive officer or acting in a similar capacity during the fiscal year ended June 30, 2007;

(ii)	all individuals serving as our principal financial officer or acting in a similar capacity during the fiscal year ended June 30, 2007; and

(iii)	our other three most highly compensated executive officers who were serving as executive officers at June 30, 2007 (whom we refer to, collectively with (i) and (ii) above, as “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(4)	Share Awards ($)(5)	Option Awards ($)(5)		Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)		Total ($)
Robert Keane, President and Chief Executive Officer	2007	337,050	—	—	408,125		562,960	1,425	(7)	1,309,561

Harpreet Grewal, Executive Vice President and Chief Financial Officer(1)	2007	168,750	100,000	495,523	255,866		213,792	84,000	(8)	1,317,931

Paul Flanagan, Former Chief Financial Officer(2)	2007	8,750	—	—	—		—	225,000	(2)	233,750

Wendy Cebula, Executive Vice President and Chief Operating Officer(3)	2007	212,404	—	—	281,198		220,473	6,600	(9)	720,675

Anne Drapeau, Executive Vice President and Chief People Officer	2007	225,000	—	—	394,156	(10)	285,056	6,600	(9)	910,812

Janet Holian, Executive Vice President and Chief Marketing Officer	2007	225,000	—	—	281,198		285,056	6,600	(9)	797,854

(1)	Mr. Grewal joined VistaPrint on October 2, 2006 during our 2007 fiscal year.

(2)	Mr. Flanagan resigned as Chief Financial Officer of VistaPrint on July 3, 2006 and was paid severance in the amount shown in the All Other Compensation column.

(3)	Ms. Cebula was promoted to Executive Vice President and Chief Operating Officer on January 2, 2007.

(4)	Performance based incentive payments made to the Named Executive Officers are not characterized as “Bonus” payments for the fiscal year ended June 30, 2007 and are thus included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The amount shown for Mr. Grewal represents a sign on bonus paid on October 31, 2006.

(5)	The amounts reported in these columns represent the compensation expense we recognized in fiscal 2007 related to all outstanding share based awards pursuant to SFAS 123R. Assumptions used in the calculations for these amounts are included in the Note 2 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006.

(6)	Amounts reported in this column represent amounts earned based on fiscal 2007 performance under our Executive Officer Fiscal Year 2007 Bonus Plan. For additional information regarding the awards see “Compensation Discussion and Analysis – Incentive Bonuses.” The amounts were paid quarterly in accordance with the terms of the Executive Officer Fiscal Year 2007 Bonus Plan.

(7)	Represents payment of health club membership fees.

(8)	Represents $24,000 in relocation reimbursement and $60,000 in bonus as a partial offset of anticipated bonus payment from a previous employer.

(9)	Amounts represent the matching contributions under VistaPrint USA’s 401(k) deferred savings retirement plan on behalf of the Named Executive Officers.

(10)	Includes $298,309 in compensation expense related to an option grant made to Ms. Drapeau at the time of her hiring in September 2005.

Grants of Plan-Ba sed Awards in the Fiscal Year Ended June 30, 2007

The following table contains information regarding awards granted to each of the Named Executive Officers during the fiscal year ended June 30, 2007.

Grants of Plan-Based Awards

Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Grant Date	All Other Share Awards: Number of Shares or Units (2)(#)	All Other Option Awards: Number of Securities Underlying Options (3)(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Share and Option Awards ($)(5)
	Threshold ($)(4)	Target ($)	Maximum ($)
Robert Keane	189,591	252,788	631,970	8/4/2006	—	130,050	23.31	330,960
				5/15/2007		143,618	37.51	77,165

Harpreet Grewal	72,000	96,000	240,000	10/31/2006		90,000	31.28	229,155
				10/31/2006	100,000	—	—	495,523
				5/15/2007		49,714	37.51	26,711

Paul Flanagan	—	—	—	—	—	—	—	—

Wendy Cebula	74,250	99,000	247,500	8/4/2006	—	100,000	23.31	254,487
				5/15/2007		49,714	37.51	26,711

Anne Drapeau	96,000	128,000	320,000	8/4/2006	—	33,581	23.31	85,459
				5/15/2007		19,333	37.51	10,388

Janet Holian	96,000	128,000	320,000	8/4/2006	—	100,000	23.31	254,487
				5/15/2007		49,714	37.51	26,711

(1)	Consists of performance-based cash incentive bonus awards under the Executive Officer Fiscal Year 2007 Bonus Plan. Actual amounts awarded are set forth in the summary compensation table above.

(2)	Consists of restricted share units that vest 25% one year after the date of grant and 6.25% per quarter thereafter.

(3)	Consists of share options that vest 25% one year after the date of grant and 6.25% per quarter thereafter.

(4)	Threshold payments represent 90% company performance on revenue and earnings per share targets resulting in 75% payout of target bonus amounts. The amount reported for Mr. Grewal is prorated based on hire date. The amount reported for Ms. Cebula reflects a bonus target of $70,000 for the first half of fiscal 2007 and $128,000 for the second half of fiscal 2007.

(5)	Amounts reported in this column represent the compensation expense we recognized in fiscal 2007 related to the applicable share-based award pursuant to SFAS 123R. Assumptions used in the calculations for these amounts are included in Note 2 to our 2006 Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006.

As discussed in the Compensation Discussion and Analysis above, each of our Named Executive Officers participated in a cash incentive bonus program in fiscal 2007. Each Named Executive Officer’s bonus was weighted as follows: 50% to achievement of Revenue targets, and 50% to achievement of earnings per share targets. Targets were based upon budget targets established by the Board of Directors. For the purposes of the bonus calculation: “Revenue” is defined as consolidated net revenue for VistaPrint Limited and all of its subsidiaries; and “earnings per share” is defined as earnings per share, on a fully diluted basis, calculated in accordance with US generally accepted accounting principles but excluding share option compensation expense determined in accordance with SFAS 123R, for the results of operations of VistaPrint Limited on a consolidated basis. No quarterly executive officer bonuses would be paid for either Revenue or earnings per share achievements if, for that quarter, either Revenue or earnings per share was less than 90% of budget goals. The bonus payments under Non-Equity Incentive Plan Compensation in the Summary Compensation Table above represent above target payouts on an aggregated annual basis for fiscal 2007.

As discussed in CD&A and tables above, each of our Named Executive Officers were issued their annual equity incentive grants under the 2005 Equity Incentive Plan and the 2005 Amended and Restated Equity Incentive Plan. Each of the Named Executive Officers, with the exception of Paul Flanagan and Harpreet Grewal, was issued share options with an exercise price equal to the closing price of our common shares on the date of the grant in August 2006 as part of the fiscal 2006 retention grant program. In May 2007, each of the Named Executive Officers, with the exception of Paul Flanagan, was issued share options with an exercise price equal to the closing price of our common shares on the date of the grant in May 2007 as part of the fiscal 2007 retention grant program. Both grants vest over a four-year vesting period. The number of share options issued as part of the annual retention program was based upon the comprehensive competitive analysis conducted by our compensation consultant Pearl Meyer and targets values that are commensurate with our primary peer group as determined by Pearl Meyer. Given our compensation philosophy, more emphasis is placed upon equity compensation than cash compensation to better align the interests of our executives with the interests of the Company and our shareholders.

Outstanding Equit y Awards at June 30, 2007

The following table contains information regarding unexercised options, unvested shares and other equity incentive plan awards as of June 30, 2007 and the value of unvested shares and unearned shares that have not vested as of the end of the fiscal year ended June 30, 2007 for each of our Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Share Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price (1)($)	Option Expiration Date	Number of Shares or Units that Have Not Vested (2)(#)	Market Value of Shares or Units That Have Not Vested (3)($)
	(#) Exercisable	(#) Un-exercisable
Robert Keane	121,875	28,125	4.11	1/28/2014	—	—
	350,000	350,000	12.33	5/31/2015
	—	130,050	23.31	8/4/2016
	—	143,618	37.51	5/15/2017

Harpreet Grewal	—	90,000	31.28	10/31/2016
	—	49,714	37.51	5/15/2017	100,000	3,825,000

Paul Flanagan	—	—	—	—	—	—

Wendy Cebula	8,437	6,563	4.11	1/28/2014	—	—
	37,000	50,000	12.33	5/31/2015
	—	100,000	23.31	8/4/2016
	—	49,714	37.51	5/15/2017

Anne Drapeau	57,500	112,500	12.00	9/29/2015	—	—
	—	33,581	23.31	8/4/2016
	—	19,333	37.51	5/15/2017

Janet Holian	—	14,063	4.11	1/28/2014	—	—
	—	175,000	12.33	5/31/2015
	—	100,000	23.31	8/4/2016
	—	49,714	37.51	5/15/2017

(1)	Each option has an exercise price equal to the fair market value of our common shares on the date of grant and becomes exercisable, subject to the optionee’s continued employment with us, as to 25% one year after the date of grant and 6.25% per quarter thereafter. The expiration date of each option occurs 10 years after the date of grant of each option.

(2)	The restricted share unit becomes exercisable, subject to the holder’s continued employment with us, as to 25% one year after the date of grant and 6.25% per quarter thereafter. The expiration date of each unit occurs 10 years after the date of grant of such unit.

(3)	The closing price of our common shares on the NASDAQ Global Market on June 29, 2007, the last trading day of fiscal 2007, was $38.25.

Option Exe rcises and Shares Vested

The following table contains information with respect to option exercises and shares vested on an aggregated basis during the fiscal 2007 for each of our Named Executive Officers.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

Robert Keane	40,000	1,333,880	(1)
Harpreet Grewal	—	—
Paul Flanagan	150,000	4,827,465	(2)
Wendy Cebula	83,000	2,258,146	(3)
Anne Drapeau	30,000	680,000	(4)
Janet Holian	369,037	9,795,912	(4)

(1)	Represents the net amount realized from all option exercises during fiscal 2007. The value was calculated on the basis of our closing sale price on the date of exercise since these involved an exercise without immediate sale of the shares issued upon exercise.

(2)	Represents the net amount realized from all option exercises during fiscal 2007. In those circumstances involving an exercise and immediate sale by Mr. Flanagan, the value was calculated on the basis of the actual sale price. In those circumstances involving an exercise without immediate sale, the value was calculated on the basis of our closing sale price on the date of exercise.

(3)	Represents the net amount realized from all option exercises during fiscal 2007. In those circumstances involving an exercise and immediate sale by Ms. Cebula, the value was calculated on the basis of the actual sale price. In those circumstances involving an exercise without immediate sale, the value was calculated on the basis of our closing sale price on the date of exercise.

(4)	Represents the net amount realized from all option exercises during fiscal 2007. The value was calculated on the basis of the actual sale price since each involved the exercise and immediate sale upon exercise.

COMPENSATION OF DIRECTORS

The following contains information with respect to the compensation earned by directors in fiscal 2007:

DIRECTOR COMPENSATION

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards(2) ($)	Total ($)
Daniel Ciporin	30,000	69,977	99,977
John Gavin, Jr.	18,231	51,039	69,270
George M. Overholser	27,000	9,899	36,899
Louis Page	25,904	9,899	35,803
Richard Riley	30,000	9,899	39,899

(1)	Mr. Keane is a director of our company and has been omitted from this table because he receives no compensation for serving on our board. In addition, Fergal Mullen did not stand for re-election to the Board of Directors at the 2006 annual general meeting in November 2006 and received no compensation during fiscal 2007.

(2)	Amounts reported in this column represent the compensation expense we recognized in fiscal 2007 related to the applicable share-based award pursuant to SFAS 123R. Assumptions used in the calculations for these amounts are included in Note 2 to our 2006 Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006. The following are the aggregate number of option awards outstanding that are held by each of our non-employee directors as of June 30, 2007: Daniel Ciporin: 42,925; John Gavin, Jr.: 14,943; George M. Overholser: 42,925; Louis Page: 2,925; and Richard Riley: 42,925.

We use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill-level required by us of members of our Board of Directors.

Mr. Keane was the only director during fiscal 2007 who was also an employee of VistaPrint and, since he was a Named Executive Officer, his compensation is set forth in the Summary Compensation Table under the heading “Executive Compensation.” The following is a summary of the compensation paid to non-employee directors.

Fees

In fiscal 2007, each non-employee director received an annual cash retainer of $12,000, payable in quarterly installments, plus $3,000 for each regularly scheduled meeting of our Board of Directors that the director physically attended and $3,000 annually for each committee on which the director served. Non-employee directors are also reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of our Board of Directors and its committees.

Share Options

In fiscal 2007, each non-employee director was eligible to participate in the VistaPrint Limited 2005 Non-Employee Directors’ Share Option Plan. Pursuant to this plan, each non-employee director who joined our Board of Directors was eligible to receive a share option to purchase a number of common shares with a fair value equal to $150,000, up to a maximum of 50,000 shares, upon his or her initial appointment or election to our Board of Directors. All non-employee directors were also eligible to receive a share option to purchase a number of common shares with a fair value equal to $50,000, up to a maximum of 12,500 shares, at each year’s annual general meeting at which he or she served as a director. The fair value of each share option was determined by our Board of Directors using a generally accepted option pricing valuation methodology, such as the Black-Scholes model or binomial method, with such modifications as it may deem appropriate to reflect the fair value of the share options. Options granted under this plan vest at a rate of 8.33% per quarter so long as the option holder continues to serve as a director of VistaPrint Limited on such vesting date. Each option terminates upon the earlier of ten years from the date of grant or three months after the optionee ceases to serve as a director. The exercise price of these options is the fair market value of our common shares on the date of grant. In accordance with this plan, upon his initial appointment to the Board of Directors on August 21, 2006, Mr. Gavin received an option to purchase 12,018 common shares at an exercise price of $24.32 per share.

Changes to Non-Employee Director Compensation for Fiscal 2008

In fiscal 2007, the compensation committee requested competitive director compensation data from Pearl Meyer, our compensation consultant. Based upon specific recommendations from Pearl Meyer, we adjusted our non-employee director compensation in August 2007, effective upon our 2007 annual meeting. In setting director compensation, primary consideration was given to ensuring our ability to attract and retain highly qualified candidates to serve on our Board. As such, the committee considered factors including the amount of time that directors spend fulfilling their duties as a director, their experience and also the extent to which our director compensation structure is competitive as compared with selected peer companies. The adjusted compensation also reflects the significant importance we place on aligning our directors’ interests with those of our shareholders.

Effective upon our 2007 annual meeting, each non-employee director of VistaPrint Limited will receive an annual cash retainer of $13,000 per year, payable in quarterly installments, plus $3,000 for each regularly scheduled meeting of the board that the director physically attends and $10,000 annually for each committee on which the director serves. Non-employee directors are also reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and its committees.

On the date of each annual general meeting, each non-employee director will receive two equity grants: (i) a share option to purchase a number of common shares having a fair value equal to $50,000, up to a maximum of 12,500 shares, granted under our 2005 Non-Employee Directors’ Share Option Plan, as amended, and (ii) restricted share units having a fair value equal to $110,000.

Each newly elected or appointed non-employee director will receive two equity grants upon his or her initial appointment or election to the board: (i) a share option to purchase a number of common shares having a fair value equal to $150,000, up to a maximum of 50,000 shares, granted under our 2005 Non-Employee Directors’ Share Option Plan, as amended, and (ii) restricted share units having a fair value equal to $125,000.

The directors’ options and restricted share units vest at a rate of 8.33% per quarter over a period of three years from the date of grant, so long as the director continues to serve as a director on each such vesting date. Each option and restricted share unit terminates upon the earlier of ten years from the date of grant or 90 days after the director ceases to serve as a director. The exercise price of the options granted under our 2005 Non-Employee Directors’ Share Option Plan, as amended, will be the fair market value of VistaPrint Limited common shares on the date of grant.

The fair market value of each share option and restricted share unit is determined by the board of directors using a generally accepted option pricing valuation methodology, such as the Black-Scholes model or binomial method, with such modifications as it may deem appropriate to reflect the fair market value of the share options or restricted share units.

Compensation Committee Interlocks and Insider Participation

During fiscal 2007, Messrs. Overholser and Page served as members of our Compensation Committee. No member of our Compensation Committee was at any time during fiscal 2007, or formerly, an officer or employee of VistaPrint or any subsidiary of VistaPrint. No member of our Compensation Committee had any relationship with us during fiscal 2007 requiring disclosure under Item 404 of Regulation S-K under the Securities Act of 1933.

During fiscal 2007, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of June 30, 2007 about the securities issued, or authorized for future issuance under our equity compensation plans.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by shareholders(1)	4,424,927	$16.25	4,739,629	(2)
Equity compensation plans not approved by shareholders	—	—	—

Total	4,424,927	$16.25	4,739,629	(2)

(1)	Consists of our Amended and Restated 2000-2002 Share Incentive Plan, 2005 Amended and Restated Equity Incentive Plan and 2005 Non-Employee Directors’ Share Option Plan, as amended. This column does not include an aggregate of 609,260 restricted share units that were unvested as of June 30, 2007.

(2)	Includes 4,516,272 shares available for future awards under our 2005 Amended and Restated Equity Incentive Plan and 223,357 shares available for future awards under our 2005 Non-Employee Directors’ Share Option Plan, as amended. No shares are available for future award under our Amended and Restated 2000-2002 Share Incentive Plan.

PROPOSAL 2—RATIFICATION AND APPROVAL OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, as our auditors for the fiscal year ending June 30, 2008. If this proposal is not approved by our shareholders at the annual meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP.

Our Board of Directors recommends that you vote FOR the ratification and approval of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2008.

Independent Registered Public Accounting Firm Fees and Other Matters

The following table presents the aggregate fees and expenses billed for services rendered by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended June 30, 2007 and June 30, 2006.

	Fiscal 2007	Fiscal 2006
Audit Fees and Expenses(1)(2)	$616,000	$332,700
Audit-Related Fees and Expenses(2)(3)	14,600	14,500
Tax Fees and Expenses(2)(4)	279,000	274,300
All Other Fees and Expenses	—	—

Total Fees and Expenses	$909,600	$621,500

(1)	Audit fees and expenses consisted of fees and expenses billed for the audit of our financial statements for the years ended June 30, 2007 and 2006, statutory audits of certain of our subsidiaries, and quarterly reviews of our financial statements. Audit fees for fiscal 2007 also include fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting both as promulgated by Section 404 of the Sarbanes-Oxley Act.

(2)	Includes fees and expenses for services rendered during the applicable fiscal year, notwithstanding when the fees and expenses were billed.

(3)	Audit-related fees and expenses consisted of fees and expenses for services that are reasonably related to the performance of the audit and the review of our financial statements and that are not reported under “Audit Fees.” These services relate to the audit of our 401(k) plan and fees for access to certain online applications.

(4)	Tax fees and expenses consisted of fees and expenses for tax compliance (including tax return preparation), tax advice, tax planning and consultation services, and tax return preparation for expatriate employees. Tax compliance services accounted for $147,000 and $84,600 of the total tax fees billed in fiscal 2007 and 2006, respectively.

Audit Committee’s Pre-approval Policy and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of the registered public accounting firm. We may not engage the independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. From time to time, the Audit Committee may pre-approve services that are expected to be provided to VistaPrint by the independent registered public accounting firm during the following 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also subject to a maximum dollar amount. At regularly scheduled meetings of the Audit Committee, management or the independent registered public accounting firm report to the Audit Committee regarding services actually provided to VistaPrint.

During fiscal 2007, no services were provided to VistaPrint by Ernst & Young LLP other than in accordance with the pre-approval policies and procedures described above.

OTHER MATTERS

Our Board of Directors does not know of any other matters that may come before the annual meeting. However, if any other matters are properly presented to the annual meeting, it is the intention of the persons named as proxies to vote, or otherwise act, in accordance with their judgment on such matters.

ELECTRONIC SUBMISSION OF PROXIES FOR VOTING

If you own your common shares of record, you may submit your proxy to vote your shares over the Internet at www.proxyvote.com or telephonically by calling 1-800-690-6903 and by following the instructions on the enclosed proxy card. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on November 1, 2007.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of submitting your proxy to vote over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

Management hopes that shareholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope (or submit your proxy to vote your shares over the Internet or by telephone). A prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Shareholders who attend the meeting may vote their shares personally even though they have sent in their proxies.

VISTAPRINT LIMITED C/O COMPUTERSHARE P.O. BOX 1596 DENVER, CO 80201

Your vote is important. Please submit your proxy immediately. You may also submit your proxy to vote your shares over the Internet or by telephone.

SUBMIT YOUR PROXY TO VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, Thursday, November 1, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by VistaPrint Limited in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

SUBMIT YOUR PROXY TO VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, Thursday, November 1, 2007. Have your proxy card in hand when you call and then follow the instructions.

Your Internet or telephone proxy submission authorizes the named proxies to vote your shares in the same manner as if you marked,

signed, dated and returned your proxy card.

If you submit your proxy over the Internet or by telephone,

please do not mail your proxy card.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to VistaPrint Limited, c/o BroadRidge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	VISLT1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VISTAPRINT LIMITED

Your Board of Directors recommends that you vote FOR proposals 1 and 2.

Vote on Directors		For All Withhold All For All Except ☐ ☐ ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	To elect: 01) Louis Page as Class II director of the Company for a term of three years. 02) Richard T. Riley as Class II director of the Company for a term of three years.

Vote on Proposal			For	Against	Abstain

2.	To ratify and approve the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2008.		0	0	0

UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

The shareholders will also act on any other business that may properly come before the meeting.

For address changes, please check this box and write them on the back where indicated. 0
			Yes	No
Please sign exactly as your name appears hereon. If the common shares are registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles.		Please indicate if you plan to attend the meeting in Hamilton, Bermuda.	0	0

Signature [PLEASE SIGN WITHIN BOX] Date		Signature (Joint Owners) Date

UNLESS SUBMITTING YOUR PROXY TO VOTE YOUR SHARES OVER THE INTERNET OR

BY TELEPHONE, PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY

USING THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY

VISTAPRINT LIMITED

2007 ANNUAL GENERAL MEETING OF SHAREHOLDERS—NOVEMBER 2, 2007

The undersigned, revoking all prior proxies, hereby appoints Robert Keane, Lawrence Gold and Julia Taggart, and each of them, with full power of substitution, as proxies to represent and vote as designated hereon, all common shares of VistaPrint Limited (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual General Meeting of Shareholders of the Company on Friday, November 2, 2007, at the offices of Appleby, Canon’s Court, 22 Victoria Street, Hamilton, Bermuda, commencing at 12:00 p.m. (Atlantic Daylight Savings Time) and any adjournments thereof.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS THEREOF.

ATTENDANCE OF THE UNDERSIGNED AT THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING, SIGNS AND DELIVERS A PROXY WITH A LATER DATE OR VOTES IN PERSON AT THE MEETING.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE	(Continued and to be signed on reverse side)	SEE REVERSE SIDE